As filed with the Securities and Exchange Commission on September 14, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	47-0898685 (I.R.S. Employer Identification Number)

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

______________________________

KEYSOURCE FINANCIAL, INC.
2007 INCENTIVE STOCK OPTION PLAN,
AS ASSUMED BY BNC BANCORP AND
AMENDED AND RESTATED
EFFECTIVE SEPTEMBER 14, 2012

(Full title of the plan)
______________________________

W. Swope Montgomery, Jr.

Chief Executive Officer

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

(Name, address, including zip code and telephone number, including area code, of agent for service)

______________________________

Copy to:

Betty O. Temple, Esq.

Sudhir N. Shenoy, Esq.

Womble Carlyle Sandridge & Rice, LLP

550 South Main Street

Suite 400

Greenville, South Carolina 29601

(864) 255-5400

______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☒ Accelerated filer
☐ Non-accelerated filer (Do not check if smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, no par value	15,607	$ 7.72(2)	$120,487	$13.81
	132,107	$11.00(3)	$1,453,177	$166.54
	17,000	$11.50(3)	$195,500	$22.41
	7,500	$11.75(3)	$88,125	$10.10
Total	172,214			$212.86(4)

(1)	This Registration Statement relates to common stock, no par value, of BNC Bancorp (the “Company”) that may be issued pursuant to awards granted under the KeySource Financial, Inc. 2007 Incentive Stock Option Plan, as assumed by BNC Bancorp and amended and restated effective September 14, 2012 (the “Plan”) following the merger of KeySource Financial, Inc. with and into the Company. This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average ($7.72) of the high and low prices of the common stock of BNC Bancorp, as reported on the NASDAQ Global Select Market on September 12, 2012.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the price at which the options may be exercised.
(4)	157,607 shares of common stock registered hereby were registered pursuant to the Company’s Registration Statement on Form S-4 (File No. 333-180972) filed initially with the Securities and Exchange Commission on April 26, 2012, which represented those shares subject to outstanding options granted under the Plan as of the date of filing of the Form S-4. A registration fee of $199.05 was previously paid with respect to such securities and pursuant to Rule 429 under the Securities Act, the registration fee payable hereunder is offset by such previously paid amount. Therefore, $13.81 is being paid in connection with this filing. Pursuant to Rule 429 under the Securities Act, the Plan filed as part of this registration statement relates to the securities registered hereby, including the common stock previously registered by the Company under its Registration Statement on Form S-4 (File No. 333-180972).

EXPLANATORY NOTE

BNC Bancorp (the “Company”) has prepared this Registration Statement (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register an aggregate of 172,214 shares of common stock of the Company authorized for issuance under the KeySource Financial, Inc. 2007 Incentive Stock Option Plan, as Assumed by BNC Bancorp and Amended and Restated Effective September 14, 2012 (the “Plan”).

PART I

Information required in the Section 10(a) Prospectus

ITEM 1. Plan Information.*

ITEM 2. Registration Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 15, 2012;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, filed with the Commission on May 10, 2012, and June 30, 2012, filed with the Commission on August 9, 2012;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on May 1, May 23, June 6, June 14, July 5, July 12, July18, July 30, and August 27, 2012;

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3 (File No. 333-182848) filed with the Commission on July 26, 2012 and any amendment or report filed for the purpose of updating such description; and

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the period referred to in (a), above.

All documents subsequently filed by the Company with the Commission under Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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ITEM 4.  Description of Securities.

Not applicable.

ITEM 5.  Interests of named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporations Act (the “NCBCA”) contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

Article V of the Company’s Articles of Incorporation (the “Articles”) provides that, to the fullest extent permitted by the NCBCA, individuals serving as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, the Company’s bylaws provide that the Company shall indemnify its directors, officers, employees or agents to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. Covered expenses include attorneys’ fees, judgments, fines, and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of the Company’s board of directors is required; provided, however, that the disinterested directors may direct such determination to be made by independent legal counsel in written opinion. Pursuant to the bylaws and as authorized by statute, the Company maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity.

The foregoing is only a general summary of certain aspects of the NCBCA and the Company’s bylaws and Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article V of the Company’s Articles and Article IX of the Company’s bylaws.

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Federal banking law, which is applicable to the Company as a financial holding company and to the Company as an insured depository institution, limits the ability of the Company and the Bank of North Carolina to indemnify their directors and officers. Generally, subject to certain exceptions, neither the Company nor Bank of North Carolina may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of the Company’s or Bank of North Carolina’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, the Company or Bank of North Carolina, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect the Company’s safety and soundness or the safety and soundness of Bank of North Carolina, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse the Company or Bank of North Carolina, as the case may be, for any indemnity payments which turn out to be impermissible.

ITEM 7. Exemption From Registration Claimed.

Not Applicable.

ITEM 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
(4)(i)	Articles of Incorporation, incorporated by reference to Exhibit (3)(i) to the Form 8-K filed with the Commission on December 18, 2002.
(4)(ii)	Articles of Amendment dated May 22, 2012, incorporated by reference to Exhibit 3.4 to the Form S-4/A filed with the Commission on July 2, 2012.
(4)(iii)	Articles of Amendment, dated December 2, 2008, regarding the Series A Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on December 8, 2008.
(4)(iv)	Articles of Amendment, dated June 14, 2010, regarding the Series B Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 18, 2010.
(4)(v)	Bylaws, incorporated by reference to Exhibit (3)(ii) to the Form 8-K filed with the SEC on December 18, 2002.
(4)(vi)	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the Commission on August 27, 2012.
(4)(vii)**	KeySource Financial, Inc. 8% Convertible Subordinated Note due June 30, 2020
(5)*	Opinion of Womble Carlyle Sandridge & Rice, LLP as to legality of securities being registered.
(23)(i)*	Consent of Cherry, Bekaert & Holland, L.L.P.
(23)(ii)*	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5).
(24)	Powers of Attorney (included on signature page hereto)
(99)*	KeySource Financial, Inc. 2007 Incentive Stock Option Plan, as Assumed by BNC Bancorp and Amended and Restated Effective September 14, 2012.

* Filed herewith.

**The registrant hereby undertakes to furnish to the Securities and Exchange Commission, upon its request, a copy of any instrument defining the rights of holders of long-term debt of the registrant not filed herewith pursuant to Item 601(b)(4)(iii) of Regulation S-K.

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ITEM 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BNC Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of High Point, State of North Carolina, on the 14th day of September, 2012.

BNC BANCORP

By:	/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr. President, Chief Executive Officer and Director (Duly Authorized Representative)

POWER OF ATTORNEY

Each person whose signature appears below appoints W. Swope Montgomery, Jr. and Richard D. Callicutt II, or each of them severally, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ W. Swope Montgomery, Jr.	/s/ David B. Spencer
W. Swope Montgomery, Jr.	David B. Spencer
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial Officer and Principal Accounting Officer)

Date: September 14, 2012	Date: September 14, 2012

/s/ Larry L. Callahan	/s/ Joseph M. Coltrane, Jr.
Larry L. Callahan	Joseph M. Coltrane, Jr.
Director	Director

Date: September 14, 2012	Date: September 14, 2012

/s/ Richard F. Wood	/s/ G. Kennedy Thompson
Richard F. Wood	G. Kennedy Thompson
Director	Director

Date: September 13, 2012	Date: September 14, 2012

/s/ Charles T. Hagan, III	/s/ W. Swope Montgomery, Jr.
Charles T. Hagan, III	W. Swope Montgomery, Jr.
Director	Director

Date: September 14, 2012	Date: September 14, 2012

/s/ Robert A. Team, Jr.
Richard D. Callicutt II	Robert A. Team, Jr.
Director	Director

Date:	Date: September 14, 2012

/s/ Thomas R. Smith
Lenin J. Peters, M.D.	Thomas R. Smith
Director	Director

Date:	Date: September 14, 2012

/s/ D. Vann Williford	/s/ Thomas R. Sloan
D. Vann Williford	Thomas R. Sloan
Director	Director

Date: September 12, 2012	Date: September 13, 2012

EXHIBIT INDEX

Exhibit No.	Description

(4)(i)	Articles of Incorporation, incorporated by reference to Exhibit (3)(i) to the Form 8-K filed with the Commission on December 18, 2002.

(4)(ii)	Articles of Amendment dated May 22, 2012, incorporated by reference to Exhibit 3.4 to the Form S-4/A filed with the Commission on July 2, 2012.

(4)(iii)	Articles of Amendment, dated December 2, 2008, regarding the Series A Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on December 8, 2008.

(4)(iv)	Articles of Amendment, dated June 14, 2010, regarding the Series B Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 18, 2010.

(4)(v)	Bylaws, incorporated by reference to Exhibit (3)(ii) to the Form 8-K filed with the SEC on December 18, 2002.

(4)(vi)	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the Commission on August 27, 2012.

(4)(vii)**	KeySource Financial, Inc. 8% Convertible Subordinated Note due June 30, 2020

(5)*	Opinion of Womble Carlyle Sandridge & Rice, LLP as to legality of securities being registered.

(23)(i)*	Consent of Cherry, Bekaert & Holland, L.L.P.

(23)(ii)*	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5).

(24)	Powers of Attorney (included on signature page hereto)

(99)*	KeySource Financial, Inc. 2007 Incentive Stock Option Plan, as Assumed by BNC Bancorp and Amended and Restated Effective September 14, 2012.

* Filed herewith.

**The registrant hereby undertakes to furnish to the Securities and Exchange Commission, upon its request, a copy of any instrument defining the rights of holders of long-term debt of the registrant not filed herewith pursuant to Item 601(b)(4)(iii) of Regulation S-K.